Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

Our QVC Group common stock is intended to reflect the separate performance of our QVC Group, which, subsequent to the reattribution, is comprised of our subsidiaries, QVC, Inc. (“QVC”) and zulily (defined below) (as of October 1, 2015), and our interest in  HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, subsequent to the reattribution, consists of our on-line commerce businesses, Bodybuilding.com, LLC ("Bodybuilding"), CommerceHub, Evite, Inc. (“Evite”), Provide Commerce, Inc. (“Provide”) (through December 31, 2014) and Backcountry.com, Inc. ("Backcountry") (through June 30, 2015) (collectively, the “Digital Commerce” companies), and our interest in equity method investments of Expedia, Inc., FTD Companies, Inc. (“FTD”), Interval Leisure Group, Inc. and LendingTree, Inc. (“LendingTree”), and available-for-sale securities Time Warner, Time Warner Cable and AOL.

As discussed in note 2 to the accompanying consolidated financial statements, on October 3, 2014, the QVC Group (referred to as the “Interactive Group” prior to the reattribution) attributed to the Ventures Group its Digital Commerce businesses, which were valued at $1.5 billion, and approximately $1 billion in cash. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of Liberty Interactive common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The Interactive Group is referred to as the QVC Group subsequent to the reattribution. The reattribution of the Digital Commerce companies is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution.

Additionally, as discussed in note 6 and note 9 of the accompanying consolidated financial statements, Liberty’s former wholly-owned subsidiary, Provide, was sold to FTD on December 31, 2014, in exchange for cash and shares of FTD common stock representing approximately 35% of the combined company. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation. Given our significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the consolidated financial statements of Liberty.

As discussed in note 6 of the accompanying consolidated financial statements, Liberty sold Backcountry, a Digital Commerce company attributed to the Ventures Group, on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale did not represent a strategic shift that has a major effect on Liberty’s operations and financial results.

As discussed in note 5 of the accompanying consolidated financial statements, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily, inc. (“zulily”) (now known as zulily, llc) for consideration of approximately $2.3 billion. zulily is an online retailer offering customers a fun and entertaining shopping experience with a fresh selection of new product styles launched each day.  zulily is attributed to the QVC Group.

The following tables present our assets and liabilities as of December 31, 2015 and 2014 and revenue, expenses and cash flows for the three years ended December 31, 2015, 2014 and 2013. The earnings attributed to the QVC Group and Ventures Group for purposes of those financial statements only relate to the period after the tracking stocks were issued. The financial information in this Exhibit should be read in conjunction with our consolidated financial statements for the year ended December 31, 2015 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	December 31, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Current assets	$2,827	2,584
Investments in affiliates, accounted for using the equity method	$208	375
Intangible assets not subject to amortization, net	$9,358	7,634
Total assets	$15,141	12,770
Long-term debt, including current portion	$6,535	5,817
Deferred tax liabilities	$1,359	834
Attributed net assets	$5,195	4,280

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Summary operations data:
Revenue	$9,169	10,028	10,219
Cost of sales	(5,847)	(6,378)	(6,533)
Operating expenses	(620)	(719)	(732)
Selling, general and administrative expenses (1)	(875)	(1,075)	(1,140)
Depreciation and amortization	(657)	(643)	(629)
Impairment of intangible assets	—	(7)	(30)
Operating income (loss)	1,170	1,206	1,155
Interest expense	(283)	(312)	(290)
Share of earnings (losses) of affiliates, net	55	51	48
Realized and unrealized gains (losses) on financial instruments, net	42	(22)	(12)
Gains (losses) on transactions, net	—	—	(1)
Gains (losses) on dilution of investments in affiliates (note 3)	—	(2)	4
Other income (expense), net	(6)	(41)	(58)
Income tax benefit (expense)	(304)	(306)	(346)
Earnings (loss) from continuing operations	674	574	500
Earnings (loss) from discontinued operations, net of taxes	—	(15)	(17)
Net earnings (loss)	674	559	483
Less net earnings (loss) attributable to noncontrolling interests	34	39	45
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$640	520	438

(1)	Includes stock-based compensation of $60 million, $83 million and $110 million for the years ended December 31, 2015, 2014 and 2013, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	December 31, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$2,023	1,884
Short term marketable securities	$898	868
Investments in available-for-sale securities and other cost investments	$1,349	1,220
Investments in affiliates, accounted for using the equity method	$1,433	1,258
Intangible assets not subject to amortization, net	$127	259
Long-term debt, including current portion	$2,172	2,191
Deferred tax liabilities	$2,143	1,987
Attributed net assets (liabilities)	$1,592	1,393

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Summary operations data:
Revenue	$820	471	—
Cost of sales	(546)	(306)	—
Operating expenses	(79)	(37)	—
Selling, general and administrative expenses (1)	(203)	(127)	(19)
Depreciation and amortization	(46)	(19)	—
Operating income (loss)	(54)	(18)	(19)
Interest expense	(77)	(75)	(90)
Share of earnings (losses) of affiliates, net	(115)	(12)	(15)
Realized and unrealized gains (losses) on financial instruments, net	72	(35)	(10)
Gains (losses) on transactions, net	110	74	—
Gains (losses) on dilution of investments in affiliates (note 3)	314	—	(3)
Other, net	25	22	28
Income tax benefit (expense)	(38)	48	163
Earnings (loss) from continuing operations	237	4	54
Earnings (loss) from discontinued operations, net of taxes	—	63	43
Net earnings (loss)	237	67	97
Less net earnings (loss) attributable to noncontrolling interests	8	50	34
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$229	17	63

(1)	Includes stock-based compensation of $67 million, $25 million and $8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

BALANCE SHEET INFORMATION

December 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$426	2,023	2,449
Trade and other receivables, net	1,379	64	1,443
Inventory, net	945	55	1,000
Short-term marketable securities	12	898	910
Other current assets	65	8	73
Total current assets	2,827	3,048	5,875
Investments in available-for-sale securities and other cost investments (note 2)	4	1,349	1,353
Investments in affiliates, accounted for using the equity method (note 3)	208	1,433	1,641
Property and equipment, net	1,104	36	1,140
Intangible assets not subject to amortization, net	9,358	127	9,485
Intangible assets subject to amortization, net	1,607	40	1,647
Other assets, at cost, net of accumulated amortization	33	6	39
Total assets	$15,141	6,039	21,180
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$45	(45)	—
Accounts payable	736	26	762
Accrued liabilities	745	39	784
Current portion of debt (note 4)	358	868	1,226
Other current liabilities	219	109	328
Total current liabilities	2,103	997	3,100
Long-term debt (note 4)	6,177	1,304	7,481
Deferred income tax liabilities	1,359	2,143	3,502
Other liabilities	209	13	222
Total liabilities	9,848	4,457	14,305
Equity/Attributed net assets (liabilities)	5,195	1,592	6,787
Noncontrolling interests in equity of subsidiaries	98	(10)	88
Total liabilities and equity	$15,141	6,039	21,180

BALANCE SHEET INFORMATION

December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$422	1,884	2,306
Trade and other receivables, net	1,196	36	1,232
Inventory, net	882	167	1,049
Short-term marketable securities	21	868	889
Other current assets	63	9	72
Total current assets	2,584	2,964	5,548
Investments in available-for-sale securities and other cost investments (note 2)	4	1,220	1,224
Investments in affiliates, accounted for using the equity method (note 3)	375	1,258	1,633
Property and equipment, net	1,026	67	1,093
Intangible assets not subject to amortization, net	7,634	259	7,893
Intangible assets subject to amortization, net	1,130	55	1,185
Other assets, at cost, net of accumulated amortization	17	5	22
Total assets	$12,770	5,828	18,598
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(5)	5	—
Accounts payable	629	106	735
Accrued liabilities	688	55	743
Current portion of debt (note 4)	9	937	946
Other current liabilities	269	74	343
Total current liabilities	1,590	1,177	2,767
Long-term debt (note 4)	5,808	1,254	7,062
Deferred income tax liabilities	834	1,987	2,821
Other liabilities	157	11	168
Total liabilities	8,389	4,429	12,818
Equity/Attributed net assets (liabilities)	4,280	1,393	5,673
Noncontrolling interests in equity of subsidiaries	101	6	107
Total liabilities and equity	$12,770	5,828	18,598

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$9,169	820	9,989
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	5,847	546	6,393
Operating	620	79	699
Selling, general and administrative, including stock-based compensation (note 5)	875	203	1,078
Depreciation and amortization	657	46	703
	7,999	874	8,873
Operating income (loss)	1,170	(54)	1,116
Other income (expense):
Interest expense	(283)	(77)	(360)
Share of earnings (losses) of affiliates, net (note 3)	55	(115)	(60)
Realized and unrealized gains (losses) on financial instruments, net	42	72	114
Gains (losses) on transactions, net	—	110	110
Gains (losses) on dilution of investments in affiliates (note 3)	—	314	314
Other, net	(6)	25	19
	(192)	329	137
Earnings (loss) from continuing operations before income taxes	978	275	1,253
Income tax benefit (expense)	(304)	(38)	(342)
Net earnings (loss)	674	237	911
Less net earnings (loss) attributable to noncontrolling interests	34	8	42
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$640	229	869

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,028	471	10,499
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,378	306	6,684
Operating	719	37	756
Selling, general and administrative, including stock-based compensation (note 5)	1,075	127	1,202
Depreciation and amortization	643	19	662
Impairment of intangible assets	7	—	7
	8,822	489	9,311
Operating income (loss)	1,206	(18)	1,188
Other income (expense):
Interest expense	(312)	(75)	(387)
Share of earnings (losses) of affiliates, net (note 3)	51	(12)	39
Realized and unrealized gains (losses) on financial instruments, net	(22)	(35)	(57)
Gains (losses) on transactions, net	—	74	74
Gains (losses) on dilution of investments in affiliates (note 3)	(2)	—	(2)
Other, net	(41)	22	(19)
	(326)	(26)	(352)
Earnings (loss) from continuing operations before income taxes	880	(44)	836
Income tax benefit (expense)	(306)	48	(258)
Earnings (loss) from continuing operations, net of taxes	574	4	578
Earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	559	67	626
Less net earnings (loss) attributable to noncontrolling interests	39	50	89
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	17	537

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2013

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,219	—	10,219
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,533	—	6,533
Operating	732	—	732
Selling, general and administrative, including stock-based compensation (note 5)	1,140	19	1,159
Depreciation and amortization	629	—	629
Impairment of intangible assets	30	—	30
	9,064	19	9,083
Operating income (loss)	1,155	(19)	1,136
Other income (expense):
Interest expense	(290)	(90)	(380)
Share of earnings (losses) of affiliates, net (note 3)	48	(15)	33
Realized and unrealized gains (losses) on financial instruments, net	(12)	(10)	(22)
Gains (losses) on transactions, net	(1)	—	(1)
Gains (losses) on dilution of investments in affiliates (note 3)	4	(3)	1
Other, net	(58)	28	(30)
	(309)	(90)	(399)
Earnings (loss) before income taxes	846	(109)	737
Income tax benefit (expense)	(346)	163	(183)
Earnings (loss) from continuing operations	500	54	554
Earnings (loss) from discontinued operations, net of taxes	(17)	43	26
Net earnings (loss)	483	97	580
Less net earnings (loss) attributable to noncontrolling interests	45	34	79
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$438	63	501

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2015

(unaudited)

	Attributed (note 1)
	QVC Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$674	237	911
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	657	46	703
Stock-based compensation	60	67	127
Cash payments for stock-based compensation	—	(16)	(16)
Excess tax benefit from stock-based compensation	(24)	(9)	(33)
Noncash interest expense	6	(1)	5
Share of (earnings) losses of affiliates, net	(55)	115	60
Cash receipts from returns on equity investments	22	30	52
Realized and unrealized (gains) losses on financial instruments, net	(42)	(72)	(114)
(Gains) losses on transactions, net	—	(110)	(110)
(Gains) losses on dilution of investments in affiliates	—	(314)	(314)
(Gains) losses on extinguishment of debt	21	—	21
Deferred income tax expense (benefit)	(122)	173	51
Intergroup tax allocation	141	(141)	—
Intergroup tax payments	(101)	101	—
Other noncash charges (credits), net	(14)	(2)	(16)
Changes in operating assets and liabilities
Current and other assets	(245)	8	(237)
Payables and other liabilities	3	(47)	(44)
Net cash provided (used) by operating activities	981	65	1,046
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(824)	(20)	(844)
Cash proceeds from dispositions	—	271	271
Investment in and loans to cost and equity investees	—	(143)	(143)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(218)	(40)	(258)
Purchases of short term investments and other marketable securities	(184)	(1,186)	(1,370)
Sales of short term investments and other marketable securities	193	1,166	1,359
Other investing activities, net	(76)	—	(76)
Net cash provided (used) by investing activities	(909)	98	(811)
Cash flows from financing activities:
Borrowings of debt	3,969	589	4,558
Repayments of debt	(3,244)	(567)	(3,811)
Repurchases of QVC Group common stock	(785)	—	(785)
Minimum withholding taxes on net share settlements of stock-based compensation	(25)	(5)	(30)
Excess tax benefit from stock-based compensation	24	9	33
Purchase of noncontrolling interest	—	(33)	(33)
Other financing activities, net	(4)	(17)	(21)
Net cash provided (used) by financing activities	(65)	(24)	(89)
Effect of foreign currency exchange rates on cash	(3)	—	(3)
Net increase (decrease) in cash and cash equivalents	4	139	143
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end of period	$426	2,023	2,449

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$559	67	626
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	643	19	662
Stock-based compensation	83	25	108
Cash payments for stock-based compensation	(13)	(2)	(15)
Excess tax benefit from stock-based compensation	(20)	(1)	(21)
Noncash interest expense	6	—	6
Share of losses (earnings) of affiliates, net	(51)	12	(39)
Cash receipts from return on equity investments	22	23	45
Realized and unrealized gains (losses) on financial instruments, net	22	35	57
(Gains) losses on transactions, net	—	(74)	(74)
(Gains) losses on dilution of investments in affiliates	2	—	2
(Gains) losses on extinguishment of debt	48	—	48
Impairment of intangible assets	7	—	7
Deferred income tax (benefit) expense	(160)	119	(41)
Intergroup tax allocation	169	(169)	—
Intergroup tax payments	(388)	388	—
Other noncash charges (credits), net	(5)	1	(4)
Changes in operating assets and liabilities
Current and other assets	(80)	(4)	(84)
Payables and other current liabilities	345	60	405
Net cash provided (used) by operating activities	1,204	436	1,640
Cash flows from investing activities:
Cash proceeds from dispositions	—	163	163
Investments in and loans to cost and equity investees	(4)	(87)	(91)
Capital expended for property and equipment	(226)	(15)	(241)
Purchases of short term and other marketable securities	(73)	(791)	(864)
Sales of short term investments and other marketable securities	52	539	591
Other investing activities, net	(30)	14	(16)
Net cash provided (used) by investing activities	(281)	(177)	(458)
Cash flows from financing activities:
Borrowings of debt	4,360	146	4,506
Repayments of debt	(3,563)	(186)	(3,749)
Intergroup receipts (payments), net	(1,035)	1,035	—
Repurchases of Liberty Interactive common stock	(785)	—	(785)
Minimum withholding taxes on net share settlements of stock-based compensation	(25)	(1)	(26)
Excess tax benefit from stock-based compensation	20	1	21
Other financing activities, net	(8)	(25)	(33)
Net cash provided (used) by financing activities	(1,036)	970	(66)
Effect of foreign currency rates on cash	(46)	—	(46)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(20)	293	273
Cash provided (used) by investing activities	—	(194)	(194)
Cash provided (used) by financing activities	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Net increase (decrease) in cash and cash equivalents	(173)	1,577	1,404
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$422	1,884	2,306

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2013

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$483	97	580
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	17	(43)	(26)
Depreciation and amortization	629	—	629
Stock-based compensation	110	8	118
Cash payments for stock-based compensation	(8)	—	(8)
Excess tax benefit from stock-based compensation	(13)	—	(13)
Noncash interest expense	12	1	13
Share of losses (earnings) of affiliates, net	(48)	15	(33)
Cash receipts from return on equity investments	16	19	35
Realized and unrealized gains (losses) on financial instruments, net	12	10	22
(Gains) losses on transactions, net	1	—	1
(Gains) losses on dilution of investments in affiliates	(4)	3	(1)
(Gains) losses on extinguishment of debt	57	—	57
Impairment of intangible assets	30	—	30
Deferred income tax (benefit) expense	(132)	110	(22)
Intergroup tax allocation	272	(272)	—
Intergroup tax payments	(52)	52	—
Other noncash charges (credits), net	(10)	8	(2)
Changes in operating assets and liabilities
Current and other assets	(81)	(3)	(84)
Payables and other current liabilities	(306)	37	(269)
Net cash provided (used) by operating activities	985	42	1,027
Cash flows from investing activities:
Cash proceeds from dispositions	1	1,136	1,137
Investments in and loans to cost and equity investees	(4)	(380)	(384)
Capital expended for property and equipment	(291)	—	(291)
Cash paid for acquisitions, net of cash acquired	(24)	—	(24)
Purchases of short term investments and other marketable securities	—	(959)	(959)
Sales of short term investments and other marketable securities	—	400	400
Other investing activities, net	(38)	(3)	(41)
Net cash provided (used) by investing activities	(356)	194	(162)
Cash flows from financing activities:
Borrowings of debt	3,520	841	4,361
Repayments of debt	(3,052)	(2,363)	(5,415)
Repurchases of Liberty common stock	(1,089)	—	(1,089)
Minimum withholding taxes on net share settlements of stock-based compensation	(21)	—	(21)
Excess tax benefit from stock-based compensation	13	—	13
Other financing activities, net	(57)	—	(57)
Net cash provided (used) by financing activities	(686)	(1,522)	(2,208)
Effect of foreign currency rates on cash	(24)	—	(24)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(13)	346	333
Cash provided (used) by investing activities	(6)	(192)	(198)
Cash provided (used) by financing activities	(1)	(171)	(172)
Change in available cash held by discontinued operations	(2)	17	15
Net cash provided (used) by discontinued operations	(22)	—	(22)
Net increase (decrease) in cash and cash equivalents	(103)	(1,286)	(1,389)
Cash and cash equivalents at beginning of period	698	1,593	2,291
Cash and cash equivalents at end period	$595	307	902

Notes to Attributed Financial Information

(unaudited)

(1)

On October 3, 2014, Liberty reattributed from the QVC Group to the Ventures Group its Digital Commerce companies, which were valued at $1.5 billion, and approximately $1 billion in cash. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of Liberty Interactive common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The reattribution of the Digital Commerce companies is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution. Accordingly, the financial results of the Digital Commerce companies are reflected in the QVC Group through the period ending September 30, 2014 and are reflected in the Ventures group for the period beginning October 1, 2014.

Subsequent to the reattribution, the QVC Group is comprised of our consolidated subsidiaries, QVC and zulily (as of October 1, 2015),  and our interest in HSN, Inc.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC and zulily.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses between the QVC Group and the Ventures Group as described in note 5 below.

The QVC Group is primarily comprised of our merchandise-focused televised-shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

Subsequent to the reattribution, the Ventures Group consists of all of our businesses not included in the QVC Group including our Digital Commerce businesses and interests in equity method investments of Expedia, Inc., FTD, Interval Leisure Group, Inc. and LendingTree and available-for-sale securities, Time Warner and Time Warner Cable.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments, as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses.   In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	December 31, 2015	December 31, 2014
	amounts in millions
QVC Group
Other cost investments	$4	4
Total QVC Group	4	4
Ventures Group
Time Warner Inc.	284	375
Time Warner Cable Inc.	994	815
Other AFS investments	71	30
Total Ventures Group	1,349	1,220
Consolidated Liberty	$1,353	1,224

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	December 31, 2015
	Percentage	Carrying	Market	Years ended December 31,
	ownership	value	value	2015	2014	2013
	dollar amounts in millions
QVC Group
HSN, Inc. (2)	38%	$165	1,014	64	60	61
Other	various	43	N/A	(9)	(9)	(13)
Total QVC Group		208		55	51	48
Ventures Group
Expedia, Inc. (1)(2)	16%	927	2,934	118	58	31
FTD (3)	37%	267	267	(83)	N/A	N/A
Other (4)	various	239	N/A	(150)	(70)	(46)
Total Ventures Group		1,433		(115)	(12)	(15)
Consolidated Liberty		$1,641		(60)	39	33

(1)

Liberty owns an approximate 16% equity interest and 52% voting interest in Expedia.  Liberty has entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, may vote its interests of Expedia, subject to certain limitations.  Additionally, through our governance arrangements with Mr. Diller, we have the right to appoint and have appointed 20% of the members of Expedia's board of directors, which is currently comprised of 13 members.  Therefore, we determined based on these arrangements that we have significant influence through our arrangements with Expedia and have accounted for the investment as an equity method affiliate. The increase in our share of Expedia’s earnings during the year ended December 31, 2015 is primarily due to our share of a significant gain recognized by Expedia related to the sale of one of its subsidiaries.

(2)

During the years ended December 31, 2015, 2014 and 2013, Expedia, Inc. paid dividends aggregating $20 million, $15 million and $13 million, respectively and HSN, Inc. (“HSNi”) paid dividends of $228 million, $22 million and $16 million during the years ended December 31, 2015, 2014 and 2013, respectively, which were recorded as reductions to the investment balances. Dividends from HSNi during the year ended December 31, 2015 included a special dividend of $10 per share from which Liberty received approximately $200 million in cash.

(3)

FTD acquired Liberty’s formerly wholly-owned subsidiary, Provide, on December 31, 2014. In exchange for Provide, Liberty received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation. The carrying value of Liberty’s investment in FTD was impaired to the fair value (based on the closing price (level 1)) as of December 31, 2015.
(4)

The Other category for the Ventures Group is comprised of investments in LendingTree, Interval Leisure Group, alternative energy investments and other investments. The alternative energy investments generally operate at a loss but provide favorable tax attributes recorded through the income tax (expense) benefit line item in the consolidated statement of operations. During the year ended December 31, 2015, Liberty recorded an impairment of approximately $98 million, based on a discounted cash flow valuation (level 3), related to one of its alternative energy investments which has underperformed operationally.

Liberty recognized gains on dilution of investments in affiliates of $314 million during the year ended December 31, 2015, losses of $2 million during the year ended December 31, 2014 and gains of $1 million during the year ended December 31, 2013. The significant dilution gain in 2015 is due to an acquisition by Expedia that was executed through the issuance of stock. This diluted Liberty’s ownership percentage at a price greater than our basis.

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	December 31, 2015
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
Corporate level notes and debentures
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	346	349
Subsidiary level notes and facilities
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.85% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	1,815	1,815
Other subsidiary debt	72	72
Deferred loan costs		(34)
Total QVC Group	6,574	6,535
Ventures Group
Corporate level debentures
4% Exchangeable Senior Debentures due 2029	437	257
3.75% Exchangeable Senior Debentures due 2030	437	275
3.5% Exchangeable Senior Debentures due 2031	346	312
0.75% Exchangeable Senior Debentures due 2043	850	1,287
Subsidiary level notes and facilities
Other subsidiary debt	41	41
Total Ventures Group	2,111	2,172
Total consolidated Liberty debt	$8,685	8,707
Less debt classified as current		(1,226)
Total long-term debt		7,481

(5)

Cash compensation expense for our corporate employees will be allocated among the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-

annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group was determined to be $20 million, $18 million and $11 million for the years ended December 31, 2015, 2014 and 2013, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group, therefore, as it relates to periods prior to the LMC Split-Off (as defined in note 1 to the accompanying consolidated financial statements),  no stock compensation expense was recognized by the Ventures group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)We have accounted for income taxes for the QVC Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis.  To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

QVC Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Current:
Federal	$(331)	(325)	(370)
State and local	(20)	(31)	(26)
Foreign	(75)	(110)	(82)
	$(426)	(466)	(478)
Deferred:
Federal	$101	143	195
State and local	14	12	(57)
Foreign	7	5	(6)
	122	160	132
Income tax benefit (expense)	$(304)	(306)	(346)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Computed expected tax benefit (expense)	$(343)	(308)	(296)
State and local income taxes, net of federal income taxes	(12)	(14)	(24)
Foreign taxes, net of foreign tax credits	(5)	(2)	(7)
Sale of consolidated subsidiary	—	14	—
Change in valuation allowance affecting tax expense	2	2	(23)
Impairment of intangible assets not deductible for tax purposes	—	(3)	(2)
Dividends received deductions	49	4	5
Impact of change in state rate on deferred taxes	(4)	1	3
Other, net	9	—	(2)
Income tax benefit (expense)	$(304)	(306)	(346)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2015	2014
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$44	40
Foreign tax credit carryforwards	71	88
Accrued stock compensation	39	18
Other accrued liabilities	161	177
Other future deductible amounts	150	154
Deferred tax assets	465	477
Valuation allowance	(44)	(46)
Net deferred tax assets	421	431

Deferred tax liabilities:
Intangible assets	1,765	1,242
Other deferred tax liabilities	15	23
Deferred tax liabilities	1,780	1,265
Net deferred tax liabilities	$1,359	834

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

Ventures Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Current:
Federal	$140	168	273
State and local	(6)	(1)	—
Foreign	1	—	—
	$135	167	273
Deferred:
Federal	$(168)	(84)	(214)
State and local	(6)	(35)	104
Foreign	1	—	—
	(173)	(119)	(110)
Income tax benefit (expense)	$(38)	48	163

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Computed expected tax benefit (expense)	$(96)	15	38
State and local income taxes, net of federal income taxes	(12)	7	9
Foreign taxes, net of foreign tax credits	1	—	—
Impact of change in state rate on deferred taxes	(3)	(29)	63
Change in valuation allowance affecting tax expense	4	(4)	(4)
Dividends received deductions	7	6	4
Alternative energy tax credits	61	58	54
Other, net	—	(5)	(1)
Income tax benefit (expense)	$(38)	48	163

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2015	2014
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$55	50
Accrued stock compensation	44	24
Other future deductible amounts	18	15
Deferred tax assets	117	89
Valuation allowance	(4)	(8)
Net deferred tax assets	113	81

Deferred tax liabilities:
Investments	908	746
Intangible assets	23	43
Discount on exchangeable debentures	1,129	1,022
Deferred gain on debt retirements	193	257
Other deferred tax liabilities	3	—
Deferred tax liabilities	2,256	2,068
Net deferred tax liabilities	$2,143	1,987

Intergroup payable (receivable)

The intergroup balances, at December 31, 2015 and 2014, are primarily a result of timing of tax benefits.

(7)

The QVC Group Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.